INSURANCE SERVICES OFFICE, INC. SUPPLEMENTAL CASH BALANCE PLAN
(Amended and restated effective as of January 1, 2009)

NY2·501396.04

ARTICLE I
PURPOSE
The purpose of the Plan is to supplement the retirement benefits payable under the Qualified Plan to an affected group of Company employees. ISO is providing this supplement due to the limitations imposed within the Qualified Plan under the Code, including, but not limited to, limitations under Code Section 401(a)(17) on compensation that may be used to calculate benefits payable under the Qualified Plan and limitations under Code Section 415(b) on benefits payable from the Qualified Plan, and to provide participants with "compensation" credit for bonus amounts that they elect to defer under the Company’s Deferred Compensation Plan and which are not otherwise included within the definition of "compensation" under the Qualified Plan. The Plan is unfunded and is maintained by ISO primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA.
ARTICLE II
DEFINITIONS

Whenever referred to in the Plan, the following capitalized terms shall have the meaning set forth below except where otherwise provided. As used in the Plan, the masculine, feminine and neuter genders and the singular and plural numbers shall each be deemed to include the other or others.

2.1 "Actuarial Assumptions" means the reasonable assumptions used by the Actuary in the determination of benefits under the Plan. The Actuarial Assumptions used shall be stated on the worksheet for the calculation of Supplemental Retirement
Benefit prepared for each Participant.

2.2 "Actuary" means the person appointed by the Plan Administrator from time to time to calculate benefits under the Plan.

2.3 "Board" means the Board of Directors of ISO.

2.4 "CEO" means the Chief Executive Officer of ISO.

2.5 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.6 "Company" means ISO and its subsidiaries.

2.7 "Compensation" means (i) all amounts included as Compensation under the Qualified Plan without regard to the limitations under Code Section 401(a)(17) and (ii) all amounts that would be included as Compensation under the Qualified Plan, disregarding the limitations under Code Section 401(a)(l7), but for the Employee's decision to defer such amounts under the Insurance Services Office, Inc. Deferred Compensation Plan; specifically excluding, however, any payments made under the Plan or under the Insurance Services Office, Inc. Deferred Compensation Plan, and any payments related to awards of restricted stock or the exercise of stock options granted under The 1996 Incentive Plan (as amended).

2.8 "Employee" means a common law employee of any Company who was hired by such Company before March 1,2005.

2.9 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.10 "Hour of Service" has the same meaning as set forth in the Qualified Plan.
2.11 "ISO" means Insurance Services Office, Inc.

2.12 "Participant" means an Employee who becomes a participant in the
Plan under Article III. .

2.13 "Plan" means the Insurance Services Office, Inc. Supplemental Cash
Balance Plan as set forth herein and as amended from time to time.

2.14 "Plan Administrator" means the Supplemental Cash Balance Plan
Administrator appointed pursuant to Section 8.1.

2.15 "Plan Year" means the calendar year.

2.16 "Prior Supplemental Pension Plan" means the Insurance Services Office, Inc. Supplemental Executive Retirement Plan which was terminated effective as of December 31, 2001.

2.17 "Qualified Plan" means the Pension Plan for Insurance Organizations.

2.18 "Section 409A" means Code Section 409A, including any Internal
Revenue Service regulations and other guidance issued under such Section.

2.19 "Separation from Service" means "separation from service" (as defined under Section 409A) other than a separation from service due to the death of the Employee. If an Employee is on military leave, sick leave, or other bona fide leave of absence, that Employee will not be deemed to have incurred a Separation from Service unless such leave extends beyond six months, in which case the Separation from Service will occur at the end of such six-month period; provided that an Employee who has a statutory or contractual right to reemployment while on a leave of absence will not be deemed to have incurred a Separation from Service, even if such leave extends beyond six months, as long as such statutory or contractual right remains in effect. However, if a leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform his job duties or the duties of a similar job position, then the six-month period in the prior sentence is replaced with a 29 month period. A leave of absence will constitute a "bona fide leave of absence" only there is a reasonable expectation that the Employee will return to perform services for the Company.

2.20 "Spouse" has the same meaning as set forth in the Qualified Plan.

2.21 "Supplemental Retirement Benefit" means the benefit payable under the Plan as calculated in the manner described in Section 4.1.

ARTICLE III
ELIGIBILITY
3.1 An Employee shall become a participant in the Plan during the first year in which the Employee’s Compensation exceeds the limitations under Code Section 401(a)(17) for that year (as such annual limit is increased by the Secretary of the Treasury from time to time). Participation in the Plan is limited to Employees who were hired before March 1, 2005.

3.2 ISO shall notify each Participant of his participation in the Plan and provide him with a copy of the Plan.

3.3 Before the first year in which an Employee becomes a Participant in the Plan pursuant to Section 3.1, an Employee must make a written election setting forth the time and form in which he would like his Supplemental Retirement Benefit paid to him. This election will be made via an election form provided by the Plan Administrator. Notwithstanding the foregoing, certain Participants may make this election prior to January 1, 2009 in accordance with transition rules issued under Section 409A.

3.4 In the event that a Participant does not make a timely election under Section 3.3, then (a) that Participant will make such time and form of payment election as soon as possible via an election form provided by the Plan Administrator, and such election will only apply to the portion of his Supplemental Retirement Benefit that is attributable to services performed by such Participant after the calendar year in which such election is made (i.e., the election applies only to amounts earned in future calendar years), and (b) with respect to the portion of his Supplemental Retirement Benefit that is attributable to services performed by such Participant through the end of the calendar year in which such time and form of payment election is made, such Participant will be deemed to have elected the default payment option set forth in Section 6.2.

ARTICLE IV

SUPPLEMENTAL RETIREMENT BENEFITS

4.1 Each Participant who is vested in his Supplemental Retirement Benefit will be paid a Supplemental Retirement Benefit in accordance with the formula (A) minus (B) minus (C), where (A) is the benefit that would be payable to the Participant under the Qualified Plan at the time payment under the Plan is to begin (whether or not payment under the Qualified Plan begins at the same time) if the Qualified Plan used the definition of "Compensation" contained in the Plan, (B) is the benefit actually paid to the Participant under the Qualified Plan at or before the time payment under the Plan is to begin (or, if payments under the Qualified Plan have not then begun, would be payable to the Participant if benefits under the Qualified Plan began at the time payment under the Plan is to begin), and (C) is the benefit equivalent of the accumulated value of any "Annual Cash Funding Payments" paid to the Participant under the Prior Supplemental Pension Plan.

The calculation of the amounts set forth in (A), (B) and (C) shall be performed by the Actuary and shall be calculated based on the Actuarial Assumptions selected by the Actuary and approved by the Plan Administrator. Such calculation shall be based on the information provided to the Actuary by the Plan Administrator, including the Participant's date of birth, date of hire, date of retirement eligibility, Compensation, the accumulated value of any "Annual Cash Funding Payments" paid to the Employee under the Prior Supplemental Pension Plan, and the provisions of the Qualified Plan at the time the calculation is made.

For purposes of making the calculation under this Section 4.1, it is assumed that the Participant's benefit under the Qualified Plan and the Participant's Supplemental Retirement Benefit are payable in the form of a single life annuity.

4.2 After the Plan Administrator has reviewed and accepted the calculation of the benefit payable under the Plan, it shall be communicated to the Participant.

ARTICLE V

VESTING

5.1 A Participant shall be vested in his Supplement Retirement Benefit in the same manner as he is vested in his benefit under the Qualified Plan.

ARTICLE VI
PAYMENTS

6. 1 Except to the extent that a benefit becomes payable sooner under Article VII, the Supplemental Retirement Benefit payable under the Plan shall become payable upon the later of the Participant's Separation from Service or attainment of age 62, and shall be paid or begin to be paid, subject to Section 6.7 below, in the month following the month in which the Separation from Service occurs or the Participant attains age 62, whichever is later.

6.2 The Supplemental Retirement Benefit shall be payable in a single lump-sum payment unless the Participant elects otherwise pursuant to Sections 3.3, 3.4, and/or 6.6, as applicable.

6.3 In lieu of the default payment option set forth in Section 6.2, a Participant may elect to have his Supplemental Retirement Benefit paid in any of the following forms: (a) a monthly joint and 50% survivor life annuity, with or without a 10- year certain term;

(b) a monthly joint and 100% survivor life annuity, with or without a 10-year certain term; (c) a monthly single life annuity, with or without a 10-year certain term; or (d) a single lump sum payment. All payments under the Plan will be actuarially equivalent and will be determined by the Actuary using the Actuarial Assumptions selected by the Actuary and approved by the Plan Administrator.

If a Participant's Supplemental Retirement Benefit is payable under a contingent annuitant option and the contingent annuitant dies before the Supplemental Retirement Benefit becomes payable; then such Participant may change his contingent annuitant designation before any payment is made to the Participant under the contingent annuitant option. Notwithstanding the foregoing, at any time before a payment has been made under a contingent annuity, a Participant may change his payment election from one form of annuity to another without complying with Section 6.6, provided that both annuities have an equivalent actuarial value and that the date of the first scheduled payment under both annuities is the same.

6.4 In the event that a Participant dies after his Supplemental Retirement Benefit under this Article VI becomes payable to him, but before the entirety of such Supplemental Retirement Benefit is paid to him, then the remainder of such Supplemental Retirement Benefit shall be paid to the Participant's Spouse (or, if the Participant is not then married, then to his beneficiary under the Qualified Plan, or, if no such beneficiary has been designated, then to his estate) at the same time and in the same form that the Supplemental Retirement Benefit was payable under the Plan to the Participant; provided that, if the Supplemental Retirement Benefit was payable to the Participant in the form of an annuity, then any remaining payments (including, if applicable, payments to a contingent annuitant) shall be made in accordance with the annuity elected.

6.5 If the actuarially equivalent value of a Participant's Supplemental Retirement Benefit at the time of his Separation from Service or at any time thereafter, determined by the Actuary using the Actuarial Assumptions selected by the Actuary and approved by the Plan Administrator, is less than or equal to the then applicable dollar amount under Code Section 402(g)(l)(B), then, subject to Section 6.7, the Company will pay the Participant a cash lump sum payment, regardless of the form of benefit otherwise elected or provided for under the Plan; provided that such payment by the Company may only be made if the payment is made in connection with the termination and liquidation of such Participant's interests in all arrangements that would constitute nonqualified deferred compensation plans under Code Section 409A and that would be aggregated with the Plan pursuant to Treasury Regulation §1.409A-l(c)(2). Subject to Section 6.7, any such payment otherwise will be made by the Company no later than December 31 of the year in which the Participant's Supplemental Retirement Benefit becomes payable in a lump sum pursuant to the cash out rules of this Section 6.5 or, if later, by the 15th day of the third month following the month in which the Participant's Separation from Service occurs.

6.6 A time or form of payment may be changed by a Participant only if the following conditions are satisfied:

(a) the election to change the time or form of payment does not become effective until the date that is one year after the date on which the election to change is made;

(b) except with respect to any payment to be made due to the death of the Participant the time or form of payment as changed, defers payment of the benefit until at least five years later than when the benefit otherwise would have been paid or begun to be paid; and

(c) with respect to any payment that is to be made upon a fixed date or schedule of dates, the election to change the time or form of payment is made no less than twelve months before the date that such payment otherwise was scheduled to be made.

For purposes of this Section 6.6, payments scheduled to be made in the form of an annuity will be treated as being scheduled to be made on the date that the first annuity payment is scheduled to be made (i.e., the annuity will be treated as an entitlement to a single payment for purposes of Section 409A).

6.7 This Section 6.7 will only apply if ISO is publicly-traded in accordance with Section 409A. To the extent that any amount payable under the Plan constitutes an amount payable following a Separation from Service to a Participant who is then deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by ISO), then, notwithstanding any other provision in the Plan to the contrary, such amount will not be paid to the Participant during the six-month period immediately following such Participant’s Separation from Service. Instead, on the first day of the seventh month following such Separation from Service, all amounts that otherwise would have been paid to such Participation during that six-month period, but were not so paid due to this Section 6.7, will be paid to such Participant in a single lump-sum payment. This six-month delay will not be applicable if the Participant’s Separation from Service occurs due to his death or if the Participant dies before the six-month period has elapsed.

ARTICLE VII
DEATH BENEFITS

7.1 If a Participant dies before he incurs a Separation from Service, then, in lieu of any Supplemental Retirement Benefit under Article VI, his Spouse (or, if the Participant is not then married, then his beneficiary under the Qualified Plan, or, if no such beneficiary has been designated, then his estate) will receive a death benefit under this Article VII.

7.2 The amount of the death benefit to the Spouse (or beneficiary or estate, as applicable) shall be determined in accordance with the formula (A) minus (B) minus (C), where (A) is the present value of the pre-retirement death benefit that would be payable to the Spouse or beneficiary, as applicable, under the terms of the Qualified Plan if the Qualified Plan used the definition of "Compensation" contained in the Plan, (B) is the present value of the pre-retirement death benefit actually payable under the Qualified Plan, and (C) is the benefit equivalent of the accumulated value of Annual Cash Funding payments paid to the Participant prior to his death, but in no event less than zero, under the Prior Supplemental Pension Plan.

7.3 This death benefit shall be calculated based on the Actuarial Assumptions selected by the Actuary and approved by the Plan Administrator.

7.4 After the Plan Administrator has reviewed and accepted the calculation of the death benefit, it shall be communicated to the deceased Participant's Spouse (or beneficiary or estate, as applicable), in writing, in such form as approved by the Plan Administrator.

7.5 The death benefit shall be payable in a lump sum on the first business day of the second month after the month in which the Participant dies.
ARTICLE VIll

PLAN ADMINISTRATION AND CLAIMS PROCEDURES
8.1 The Plan shall be administered by the Plan Administrator appointed by the CEO from time to time. The Plan Administrator shall have all the powers and authority that are necessary to manage the operation and administration of the Plan. The Plan Administrator shall administer the Plan in accordance with its express terms and with applicable law. The Plan Administrator is empowered to do all acts, whether or not expressly authorized herein, which the Plan Administrator may deem necessary to accomplish the general objectives of maintaining the Plan solely in the interest of the Participants (and other persons entitled to payments under the Plan) for the exclusive purpose of providing benefits to Participants (and other persons entitled to payments under the Plan), and defraying reasonable expense of administering the Plan. The Plan Administrator shall have the exclusive right and discretionary authority to construe the terms of the Plan, to resolve any ambiguities, and to determine any questions which may arise in connection with the Plan's application or administration including, but not limited to, determination of eligibility for benefits and the amount of any benefit. The Plan Administrator shall have the sole authority to adopt, amend, and rescind such rules and regulations as may be appropriate for the proper administration of the Plan. All decisions and interpretations of the Plan Administrator shall be conclusive and binding on the Company and all Participants.

8.2 In the event that any claim for benefits is denied, in whole or in part, the claimant whose claim has been so denied will be notified of such denial in writing by the Plan Administrator. The notice advising of the denial will specify the reason or reasons for the denial, make specific reference to pertinent Plan provisions describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed) and will advise the claimant of the procedure for the appeal of such denial. An appeal from a denied claim must be made by the following procedure:

a)
The claimant must file with the Plan Administrator a written notice of appeal of the denial, within sixty (60) days of notification by the Plan Administrator of such denial, setting forth all of the facts upon which the appeal is based.

b) The Plan Administrator will, within thirty (30) days of receipt of a notice of appeal, establish a hearing date on which the claimant may make an oral presentation in support of the appeal if the claimant so desires and by which the claimant must have submitted all written materials supporting the claim. The Plan Administrator will provide the claimant with prompt notice of such date.

c) The Plan Administrator will consider the merits of the claimant's written and oral presentations, the facts or evidence in support of the denial of payments, and such other facts and circumstances as the Plan Administrator deems relevant.

d)
The Plan Administrator will render a determination to the claimant upon the appealed claim accompanied by a written statement as to the reasons therefore within thirty (30) days after the date on which the claimant presents his oral or written presentation.

ARTICLE IX
PLAN AMENDMENT AND TERMINATION

9.1 The Plan may be amended in any way or may be terminated in whole or in part, at any time at the discretion of the Board. No amendment or termination of the Plan shall reduce the Supplemental Retirement Benefit accrued under the Plan as of the date of the amendment or termination, without the written consent of the Participant. In the event of Plan termination, Supplemental Retirement Benefits accrued under the Plan will be paid out in accordance with the terms of the Plan and any payment election in effect at the time of Plan termination except to the extent that the Board provides otherwise at such time.

ARTICLE X
MISCELLANEOUS

10.1 The Supplemental Retirement Benefits and death benefits under the Plan are not held in escrow and are not secured by any specific assets of the Company or in which the Company has an interest. The Company may make such arrangements as it desires to provide for the payment of benefits. Neither the Participant, the Spouse nor the Participant’s beneficiary or estate shall have any rights against the Company with respect to any portion of the Participant’s benefit under the Plan except as a general unsecured creditor of the Company. No Participant has an interest in his Supplemental Retirement Benefit until the Participant is vested under Article V.

10.2 No benefit under the Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by a Participant, be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant. '

10.3 Nothing in the Plan shall be construed to.limit in any way the right of the Company to terminate an Employee's employment at any time for any reason whatsoever, with or without cause, nor shall it be evidence of any agreement or understanding, express or implied, that the Company (a) will employ an Employee in any particular position, (b) will ensure participation in any incentive programs, or (c) will grant any awards from such programs.

10.4 All Plan administrative expenses shall be paid by the Company.

10.5 The Company shall have the right to deduct from each payment to be made under the Plan, or at any other time required by applicable law, any required withholding taxes.

10.6 When interpreting the provisions of the Plan, the intention that it be an unfunded supplemental executive retirement plan under ERISA shall be taken into account, and any ambiguities shall be resolved in favor with meeting those requirements.

l0.7 The captions and headings in the Plan are for convenience only and shall not in any way affect the meaning or interpretation of the Plan.

10.8 The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of New York, except as any laws of the United States may apply.

IN WITNESS WHEREOF, the Plan has been amended and restated pursuant to action of the Board on the _ day of September, 2008, such amendment and restatement to be effective as of January 1, 2009.

INSURANCE SERVICES OFFICE, INC.

By:	/s/ FRANK J. COYNE
Frank J. Coyne
Chairman, President and Chief Executive
Officer

Amendment to the Insurance Services Office, Inc.
Supplemental Cash Balance Plan

WHEREAS, Section 9.1 of the Insurance Services Office, Inc. Supplemental Cash Balance Plan (the "Plan") provides that the Board of Directors of Insurance Services Office, Inc. (the "Board") may make certain amendments to the Plan; and

WHEREAS, the Board wishes to amend the Plan in accordance with the below amendments;

THEREFORE, BE IT RESOLVED, that the Plan is hereby amended in the following respects, effective as of February 29, 2012:

1. Article I of the Plan is hereby amended by adding a new last sentence thereto as follows:

"The Plan was amended effective as of February 29, 2012 to cease benefit accruals under the Plan. "

2. Section 4.1 of the Plan is hereby amended by adding a new last paragraph to the end thereof as follows:

"Notwithstanding any other provision of the Plan to the contrary, no Participant shall accrue a benefit under this Plan for any period after February 29, 2012."

3. Section 7.2 of the Plan is hereby amended by adding a new last paragraph to the end thereof as follows:

"Notwithstanding any other provision of the Plan to the contrary, no Participant shall accrue a benefit under this Plan for any period after February 29, 2012."

IN WITNESS WHEREOF, the Board has caused this amendment to be executed this 10th day of February, 2012, to be effective as of the date set forth above.

INSURANCE SERVICES OFFICE, INC.

By:	/s/ FRANK J. COYNE
Chairman and Chief Executive Officer